Consent of Independent Certified Public Accountants


The Board of Directors
QVC, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-63223, 33-56903, 333-08577, 333-18715 and 333-69709) on Form S-8 and
(Nos. 333-54032 and 333-81391) on Form S-3 of Comcast Corporation of our report dated February 3, 1999, with respect to the consolidated statements of operations and comprehensive income, shareholders' equity, and cash flows of QVC, Inc. and subsidiaries for the year ended December 31, 1998 (such consolidated financial statements are not separately presented herein), which report is included as an exhibit to the Form 10-K of Comcast Corporation for the year ended December 31, 2000.


/s/ KPMG LLP

Philadelphia, Pennsylvania
February 28, 2001